SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                         Date of Report: August 17, 2005
                        (Date of earliest event reported)

                       ROBOCOM SYSTEMS INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)

                                    New York
                 (State or other jurisdiction of incorporation)

           0-22735                                           11-2617048
    (Commission File No.)                                 (I.R.S. Employer
                                                         Identification No.)

                  511 Ocean Avenue, Massapequa, New York 11758
               (Address of Principal Executive Offices) (Zip Code)

                                 (516) 795-5100
              (Registrant's telephone number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(C) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

      On August 17, 2005, we entered into an Asset Purchase Agreement (the "Purchase Agreement") with Avantce RSI, LLC, a Delaware limited liability company ("Avantce"), pursuant to which we agreed to sell substantially all of our assets to Avantce on the terms and conditions set forth in the Purchase Agreement. The assets that we intend to sell to Avantce primarily consist of our RIMS software product, all intellectual property rights, all contracts, all accounts receivables, all tangible personal property and certain cash on hand. Avantce has agreed to pay us a total purchase price of approximately $3,170,000 for our assets, subject to certain adjustments. Approximately $2,970,000 of the purchase price will be paid in cash at the closing, subject to certain 90-day deferrals, and $200,000 of the purchase price will be paid pursuant to a promissory note that will be payable over a period not to exceed two years.

      Under the Purchase Agreement, the consummation of the transaction is subject to the satisfaction of certain closing conditions, including without limitation, the affirmative vote in favor of the sale by shareholders holding at least two-thirds (2/3) of our outstanding shares at a special meeting of shareholders. In addition, the obligation of Avantce to close is conditioned upon it having secured financing sufficient to pay the purchase price.

      Upon consummation of the sale, Avantce will pay $76,667, payable in four equal quarterly installments, to each of Irwin Balaban, our Chairman of the board of directors and Chief Executive Officer, and Herbert Goldman and Lawrence Klein, members of our board of directors, in consideration of their willingness to (i) personally make certain representations and warranties in the Purchase Agreement about our company and the assets being sold. The three principals of Avantce will guaranty, jointly and severally, the payment such amounts and (ii) agree not to compete with Avantce for a five-year period.

      Our board of directors unanimously approved the terms of the sale on August 16, 2005. Subject to the timely satisfaction of the material closing conditions in the Purchase Agreement, we currently anticipate that the sale will be consummated during October 2005.

      We have not yet made any determination about future business plans once the asset sale is consummated. Our board of directors is evaluating three possible directions: (i) liquidation and dissolution, (ii) retention of the proceeds of the asset sale for one or more acquisitions of, investments in, or the development of, new lines of business, or (iii) a partial distribution of cash and one or more acquisitions of, investments in, or the development of new lines of business, including a possible transaction in which we sell or merge our public "shell" corporation to or with a private operating business whereby our shareholders would retain some ownership interest in the surviving public corporation. Furthermore, we may not choose any of the foregoing options and may, instead, pursue one or more options not yet considered. Immediately following the consummation of the asset sale, we will have no operating business or source of revenues. Furthermore, we have agreed that, for a period of five
(5) years following the consummation of the asset sale, we will not engage in any business that develops or markets computer software products that perform functions substantially similar to the RIMS software product being sold to Avantce in the asset sale.

      The above description of the transaction and the Purchase Agreement is not a complete description of the material terms of the transaction or the Purchase Agreement and is qualified in its entirety by reference to the agreements entered into in connection with the transaction, copies of which are included as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

      (c) Exhibits. The Company hereby furnishes the following exhibits:

            Exhibit Number    Exhibit Title
            --------------    -------------

            10.1 Asset Purchase Agreement, dated August 17, 2005, by and between our company and Avantce RSI, LLC.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ROBOCOM SYSTEMS INTERNATIONAL INC.


Date: August 17, 2005                   By: /s/ Irwin Balaban
                                            ------------------------------
                                              Irwin Balaban
                                              Chief Executive Officer

                                  EXHIBIT INDEX

            Exhibit Number    Exhibit Title
            --------------    -------------

            10.1 Asset Purchase Agreement, dated August 17, 2005, by and between our company and Avantce RSI, LLC.